Exhibit 99.2

JMP GROUP ANNOUNCES PRICING OF SENIOR NOTES

SAN FRANCISCO, Sep. 19, 2019 — JMP Group LLC (NYSE: JMP), an investment banking and alternative asset management firm, announced today that it has priced an underwritten public offering of $36.0 million aggregate principal amount of 6.875% senior notes due 2029.

Net proceeds to JMP Group after discounts and commissions but before expenses are expected to be approximately $34.9 million. A portion of the net proceeds is intended to be used to redeem up to all of the outstanding 8.00% senior notes due 2023 (the “2023 Senior Notes”) of its wholly owned subsidiary, JMP Group Inc., following the completion of the offering, and the remainder, if any, will be used for general corporate purposes. This press release should not be construed as a notice of redemption for the 8.00% Senior Notes.

The notes will mature on September 30, 2029, and may be redeemed in whole or in part at any time or from time to time at JMP Group’s option on or after September 30, 2021, at a redemption price equal to the principal amount redeemed plus accrued and unpaid interest. The notes will bear interest at a rate of 6.875% per year, payable quarterly on March 30, June 30, September 30 and December 30 of each year, beginning on December 30, 2019.

UBS Securities LLC and Morgan Stanley & Co. LLC are acting as joint bookrunning managers of the offering; JMP Securities LLC and Wedbush Securities Inc. are acting as co-managers. The offering is expected to close on September 26, 2019, subject to customary closing conditions.

This offering is being made only by means of a prospectus. Copies of the final prospectus related to the offering, when available, may be obtained from UBS Securities LLC, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, by telephone at (888) 827-7275, or Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, New York, NY 10014, by telephone at (866) 718-1649.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

© 2019 JMP Group LLC

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the expected closing of the offering and the anticipated use of the net proceeds from the offering. Forward-looking statements provide JMP Group’s current expectations or forecasts about future events, including beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Form 10-K for the year ended December 31, 2018, as filed with the U.S. Securities and Exchange Commission on March 28, 2019, and other factors described in the section entitled “Risk Factors” in the company’s prospectus related to the offering, as well as in the similarly captioned sections of other periodic reports filed by the company under the Exchange Act. Such forward-looking statements speak only as of the date of this press release. Unless required by law, JMP Group undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

About JMP Group

JMP Group LLC is a diversified capital markets firm that provides investment banking, equity research, and sales and trading services to corporate and institutional clients as well as alternative asset management products and services to institutional and high-net-worth investors. JMP Group conducts its investment banking and research, sales and trading activities through JMP Securities; its hedge fund, venture capital and private capital activities though Harvest Capital Strategies and JMP Asset Management; and the management of Harvest Capital Credit Corporation (NASDAQ: HCAP), a business development company, through HCAP Advisors. For more information, visit www.jmpg.com.

Investor Relations Contact	Media Relations Contacts
JMP Group LLC	Dukas Linden Public Relations, Inc.
Andrew Palmer	Zach Leibowitz
(415) 835-8978	(646) 722-6528
apalmer@jmpg.com	zach@dlpr.com
Alyssa Noud
(646) 722-6525
alyssa@dlpr.com